UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BITSTREAM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BITSTREAM INC. 245 FIRST STREET, 17TH FLOOR CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2005, 10:00 a.m.

NOTICE IS HEREBY GIVEN to the stockholders of BITSTREAM INC., a Delaware corporation (the “Company”), that the Annual Meeting of Stockholders (the “Meeting”) will be held at the Company’s principal offices located at 245 First Street, 17th Floor, Cambridge, Massachusetts 02142 at 10:00 a.m., Eastern Daylight Time, on May 31, 2005 for the following purposes:

1. To elect a board of five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

2. To transact such other and further business as may properly come before the Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books of the Company will not be closed.

A copy of the Company’s Annual Report for the year ended December 31, 2004 accompanies this notice.

By Order of the Board of Directors,

CHARLES YING

Chairman of the Board

Boston, Massachusetts

April 27, 2005

RETURN OF PROXIES

A proxy and self-addressed envelope are enclosed for your use. Whether or not you plan to attend the Meeting, the Board of Directors of the Company requests that you execute and return your proxy in the enclosed envelope in order to secure a quorum, to avoid the expense of additional proxy solicitation and to ensure that your shares will be represented at the Meeting. Your cooperation is greatly appreciated.

Bitstream Inc.

245 First Street, 17th Floor

Cambridge, Massachusetts 02142

PROXY STATEMENT

The enclosed proxy (“Proxy”) is solicited by the Board of Directors (the “Board”) of Bitstream Inc., a Delaware corporation (the “Company”), for use at the Company’s Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s principal offices located at 245 First Street, 17th Floor, Cambridge, Massachusetts 02142 on May 31, 2005, at 10:00 a.m., Eastern Daylight Time and at any adjournment or adjournments thereof. Any stockholder giving a Proxy has the power to revoke it at any time before it is voted by executing another Proxy bearing a later date or by giving written notice of revocation to the Company addressed to the Secretary prior to the Meeting or by oral or written notice at the Meeting or by voting in person by ballot at the Meeting. A stockholder’s attendance at the Meeting will not by itself revoke a Proxy.

The mailing address of the Company’s principal executive office is 245 First Street, 17th Floor, Cambridge, Massachusetts 02142, Telephone No. (617) 497-6222. The approximate date on which this proxy statement (the “Proxy Statement”) and form of Proxy are first being sent or given to stockholders is on or about April 27, 2005.

SOLICITATION OF PROXIES

The persons named as proxies are Charles Ying, Chairman of the Board of the Company, and Anna M. Chagnon, President, Chief Executive Officer, General Counsel and Secretary of the Company. The stock represented at the Meeting by the enclosed Proxy will be voted in the manner specified by the stockholder executing the same. In the absence of specification, the shares of stock will be voted FOR the election of each of the five persons nominated by the Board to serve as directors and in the discretion of the proxies on other business which may properly come before the Meeting. The cost of preparing, assembling and mailing the Proxy, this Proxy Statement and the other material enclosed will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and employees of the Company may solicit proxies by telephone, telegram or other means of communication. The Company will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares of stock and will reimburse them for their reasonable expenses in forwarding the proxy material.

SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of record of shares of Class A Common Stock, $0.01 par value (“Class A Shares” or “Class A Common Stock”), at the close of business on April 15, 2005 (the “Record Date”) are entitled to vote at the Meeting, or any adjournment thereof. On the Record Date, there were 8,765,396 Class A Shares issued of which 125,809 were designated as treasury shares. Each Class A Share is entitled to one vote on all matters to be voted upon. The presence in person or by properly executed Proxy of the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Directors are elected by a majority of the votes present in person or by proxy at the Meeting and voting on such proposal. The affirmative vote of a majority of the votes present in person or by proxy at the Meeting is required for the approval of any other business which may properly be brought before the Meeting or any adjournment thereof.

Stockholders of the Company vote at the Meeting by casting ballots (in person or by proxy), which are tabulated by a person who is appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes (i.e. shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) are counted only for purposes of determining whether a quorum is present at the Meeting.

The stock transfer books of the Company will not be closed. Stockholders who do not expect to attend the Meeting, but wish to have their shares of stock voted at the Meeting, are urged to complete, sign, date and return the enclosed Proxy as promptly as possible.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Five directors of the Company are to be elected to serve until the next annual meeting of stockholders of the Company or until the election and qualification of their respective successors. Each of the nominees named below currently serves as a director of the Company. The persons named in the accompanying Proxy intend to vote (unless authority to vote for directors is withheld in such Proxy) all duly executed Proxies unrevoked at the time of the exercise thereof for the election to the Board of all of the nominees named below, each of whom consented to be named herein and to serve as a director if elected at the Meeting. The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in the event that any nominee should become unavailable prior to the Meeting, the Proxy will be voted for a substitute nominee designated by the Board if a substitute nominee is designated. Listed below is certain information with respect to each current nominee for election as a director. For information concerning the number of shares of Class A Common Stock beneficially owned by each nominee, see “Principal and Management Stockholders” included elsewhere herein.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

Nominees for Directors

The Company’s directors and their ages as of April 15, 2005 are as follows:

NAME	AGE	POSITION WITH THE COMPANY
George B. Beitzel (1)(2)(3)	76	Director
Anna M. Chagnon	38	Director, President, Chief Executive Officer, and General Counsel
Amos Kaminski (1)(2)(3)	75	Director
David G. Lubrano (1)(2)(3)	73	Director
Charles Ying	58	Chairman of the Board and Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

George B. Beitzel has been a director of the Company since April 1989. Mr. Beitzel retired in 1987 from International Business Machines Corporation (“IBM”), where he held numerous positions including serving as a member of the IBM Board of Directors and Corporate Office. Mr. Beitzel currently serves on the Board of Directors of Deutsche Bank Trust Company Americas, Computer Task Group, Inc., Actuate Corporation and Gevity HR, Inc.

Anna M. Chagnon has been a director of the Company since May 2003. Ms. Chagnon has served as Chief Executive Officer of the Company since October 2003. She has also served as President of the Company since June 2000 and as General Counsel since July 1997. She previously served as Chief Operating Officer from August 1998 to October 2003, and Chief Financial Officer from August 1998 to March 2003. From July 1997 to August 1998, she served in various positions at the Company including Vice President, Finance and Administration, Chief Financial Officer and General Counsel, and Vice President and General Counsel. From November of 1996 to July 1997, Ms. Chagnon was Counsel to Progress Software Corporation, a developer and worldwide supplier of solutions to build, deploy and manage applications across Internet, client/server and host/terminal computing environments. From August 1994 to November 1996 she was an attorney for the Boston law firm of Peabody & Arnold LLP where she specialized in corporate, securities, finance and intellectual property law. She holds a Bachelor of Science degree, summa cum laude, from Northeastern University, a Juris Doctor degree from Boalt Hall School of Law of the University of California at Berkeley, and a Master of Business Administration, summa cum laude, from Babson College.

Amos Kaminski has been a director of the Company since 1985 and was Chairman of the Board from 1991 through 1996. Mr. Kaminski founded Interfid Ltd., a private investment advisory firm, in 1984 and has served as its President and on its Board of Directors since its formation. Mr. Kaminski is also the founder, President and Chairman of the Board of Directors of AFA Asset Services, Inc., a private real estate asset management company, and Chairman of the Board of Directors of Interfid Capital, Inc., an investment management company.

David G. Lubrano has been a director of the Company since 1987. Mr. Lubrano retired in 1985 from Apollo Computer Inc., a corporation engaged in manufacturing workstations, which he co-founded and where he had been a Senior Vice President of Finance and Administration, Chief Financial Officer and a director.

Charles Ying has been Chairman of the Board since April 1997. He has also served as Chief Executive Officer of the Company from May 1997 through October 2003. From January 1992 to January 1996, Mr. Ying served as Chief Executive Officer of Information International Inc., a corporation engaged in the business of designing, manufacturing and marketing computer-based systems that automate document production and publishing. Mr. Ying holds a B.S. and M.S. in Electrical Engineering from the Massachusetts Institute of Technology.

The Company’s By-laws provide that the Board will be elected at the annual meeting of the stockholders, or at a special meeting of the stockholders in lieu thereof, and that all directors shall hold office until the next annual meeting of stockholders, or next special meeting of the stockholders in lieu thereof, or until their successors are chosen and qualified.

Independence of Directors

The Company’s Board has determined that the majority of its Board is comprised of “independent directors” within the meaning of applicable Nasdaq listing standards. Our independent directors are: Mr. Beitzel, Mr. Kaminski, and Mr. Lubrano. There are no family relationships among any of the executive officers or directors of the Company.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the Board, a committee of the Board or with an individual Director, should send the communication to:

Bitstream Inc.

Attn: Board of Directors [or committee name or Director’s name, as appropriate]

245 First Street, 17th Floor

Cambridge, MA 02142-1200

Bitstream will forward all shareholder correspondence about Bitstream to the Board, committee or individual Director, as appropriate. This process has been approved by the independent Directors of Bitstream.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, or persons performing similar functions. This code of ethics is incorporated in our code of business conduct and ethics that applies to all of our officers, directors, and employees. A copy of our code of business conduct and ethics is available on our Web site at www.bitstream.com. We intend to satisfy the SEC’s disclosure requirements regarding amendments to, or waivers of, the code of business conduct and ethics by posting such information on our Web site.

Board Committees and Meetings of the Board

The Board has a standing Audit Committee, a Compensation Committee and the Nominating and Corporate Governance Committee. During the year ended December 31, 2004, the full Board met four times, the Audit Committee met four times, and the Compensation Committee met three times. The Nominating and Corporate Governance Committee met two times during the year ended December 31, 2004 as part of the Board meeting. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and the Committees. Each committee’s charter is available through the Corporate Governance link on the Company’s website at www.bitstream.com, or by sending your request in writing to the Corporate Secretary, Bitstream Inc., 245 First Street, 17th Floor, Cambridge, MA 02142-1200. Each committee conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. Under the Board’s Corporate Governance Guidelines, each committee may retain experts to assist it in carrying out its responsibilities. The Board of Directors has determined that the members of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee are “independent” as required by applicable laws and regulations, and the National Association of Securities Dealers listing standards.

The Board and executive management believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. The Board and executive management team have been reviewing and will continue to review the Company’s corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. The Board and the executive management team have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002, and will continue to review new and proposed rules of the Securities and Exchange Commission.

The Audit Committee reviews the Company’s accounting practices, internal accounting controls and financial results and oversees the engagement of the Company’s independent registered public accountants. The Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the independent accountants (including the independent accountant’s independence), and the Company’s compliance with legal and regulatory requirements. The Board of Directors, based on the recommendation of the Audit Committee, has designated David Lubrano as the “audit committee financial expert.” During 2004 the members of the Committee were David Lubrano, acting as Chairperson, George Beitzel and Amos Kaminski.

The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers the Company’s benefit plans and administers the issuance of stock options and other awards under the 1994, 1996, 1997 and 2000 Stock Plans of the Company to all employees and directors of the Company, including the members of such committee. The Committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. Throughout 2004 the members of the Committee were George Beitzel, acting as Chairperson, Amos Kaminski, and David Lubrano. In addition, Michael Lang served on the Committee until his resignation from the Board of Directors on February 16, 2004.

The Nominating and Corporate Governance Committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in Corporate Governance Guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. The members of the Committee are Amos Kaminski, serving as Chairperson, George Beitzel, David Lubrano.

Nomination of Candidates for Director

In exploring potential candidates for directors, the Nominating and Corporate Governance Committee considers individuals recommended by members of the Committee, other Directors, members of management, and shareholders or self-nominated individuals. The Committee is advised of all nominations that are submitted to Bitstream and determines whether it will further consider the candidates using the criteria described below.

In order to be considered, each proposed candidate must:

•	Be ethical;

•	Have proven judgment and competence;

•	Have professional skills and experience that are complementary to the background and experience represented on the Board and that meet the needs of the Company;

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

•	Be willing and able to devote sufficient time to fulfill his/her responsibilities to Bitstream and its shareholders.

After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

The Company will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available through the Corporate Governance link on the Company’s website at www.bitstream.com.

The Bylaws require that a shareholder who wishes to nominate an individual for election as a Director at the Company’s Annual Meeting of Shareholders must give the Company advance written notice no later than 120 days prior to the anniversary date of the Proxy mailing date, or December 29, 2005, in connection with next year’s Annual Meeting and provide specified information. Shareholders may request a copy of the Bylaw requirements from the Corporate Secretary, Bitstream Inc., 245 First Street, 17th Floor, Cambridge, Massachusetts 02142.

Director Compensation

For the year ended December 31, 2004, each director who was not an employee of the Company received $15,000 in cash compensation for service as a director of the Company. Effective beginning in 2005, the Board increased cash compensation for services as a non-employee director to $25,000 per year. In addition, the Company’s non-employee Chairman of the Board receives an additional $15,000 in cash compensation for his service as Chairman. On September 29, 2004, each non-employee director was awarded options to purchase 10,000 shares of the Company’s Class A common stock, vesting in one-third increments on each of the first, second and third anniversaries of the date of the grant. From January 1, 2005 to April 20, 2005, the Board did not award any stock options to purchase Class A Shares to any Board members.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee of the Board, the report of the Audit Committee of the Board and the stock performance graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act or under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and stockholders who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission and NASDAQ reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company.

Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that with respect to the year ended December 31, 2004, its directors, officers and ten-percent stockholders timely filed all such required forms except for Forms 4 and 5 reporting option grants during the year for George Beitzel, Anna Chagnon, James Dore, Sampo Kaasila, Amos Kaminski, Costas Kitsos, David Lubrano, and Charles Ying which were due on February 14, 2005 and were filed later that month.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the audit of the Company’s financial statements for the year ended December 31, 2004 and intends to retain PwC for the year ending December 31, 2005. Representatives of PwC are expected to be present at the meeting to answer appropriate questions and they will have the opportunity to make a statement if they desire to do so.

Principal Accountant Fees and Services

The Company retained its principal independent registered public accounting firm, PwC, to provide services in the following categories and amounts:

	Years Ended December 31,
	2004	2003
Audit fees	$120,000	$105,000
Audit-related fees	—	6,400
Tax fees	33,000	30,000
All other fees	—	—

Total all fees	$153,000	$141,400

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees for review of and advice for the Company’s preparation of a response to a SEC comment letter during the fourth quarter of 2003. Tax fees consist of fees for professional services for tax compliance, tax advice, and tax planning. This category includes fees related to the preparation and review of federal, state, and international tax returns.

The Audit Committee of the Company (the “Audit Committee”) annually considers whether the provisions of non-audit services by the Company’s principal auditors is compatible with maintaining auditor independence and concluded that all such services provided during 2004 were compatible with maintaining auditor independence.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors during the year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above. The Audit Committee’s charter authorizes its Chairperson to address any requests for pre-approval of services between Audit Committee meetings, and the Chairperson must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services related to Audit-Related Fees and Tax Fees during 2004 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, at the direction of the Board, has prepared the following report for inclusion in this Proxy Statement. The Audit Committee is comprised of Messrs. Beitzel, Kaminski and Lubrano, three non-employee directors who are “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee has the responsibility for reviewing the Company’s accounting practices, internal accounting controls and financial results and oversees the engagement of the Company’s independent registered public accounting firm, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any audit and audit related services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal controls, and reviewing our critical accounting policies and the application of accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004 with the Company’s management and the independent registered public accounting firm.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

During 2004, the Committee completed a comprehensive review of its charter, practices and procedures in order to assure continued compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

Respectfully submitted,

AUDIT COMMITTEE

George B. Beitzel

Amos Kaminski

David G. Lubrano

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Compensation Committee”) of the Company at the direction of the Board has prepared the following report for inclusion in this Proxy Statement. The Compensation Committee is comprised of Messrs. Beitzel, Kaminski and Lubrano, three non-employee directors who are “disinterested persons” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who are “independent” as required by applicable laws and regulations, and the listing standards of the NASDAQ . The Compensation Committee has the responsibility for all compensation matters concerning the Company’s executive officers.

The Company’s executive compensation program is intended to attract and retain highly-qualified senior managers by providing compensation opportunities that reflect the Company’s business results and the individual executive’s performance. The Compensation Committee believes that these compensation opportunities will motivate management’s efforts by ensuring that the rewards received by Company executives are consistent with the achievement of the Company’s business objectives and with the value added by management to the stockholders’ interests in the Company. The program provides for base salaries that reflect such factors as level of responsibility, internal fairness and external competitiveness, and annual incentive bonus awards that are payable in cash for the achievement of target levels of sales and earnings, strategic acquisitions and other initiatives, introduction of innovative products and services, and the achievement of and progress toward other significant annual financial and operational objectives as determined by the Compensation Committee. In general, the cash compensation of the Company’s executive officers approximates the average of compensation paid to executives of appropriate comparable companies who occupy positions of similar responsibilities. The program also provides long-term incentive opportunities in the form of stock options that strengthen the mutuality of economic interest between management and the Company’s stockholders and encourage management continuity.

The following is a discussion of each element of the Company’s executive compensation program, including a description of the decisions and actions taken by the Compensation Committee with respect to the 2004 compensation for the Chief Executive Officer (the “CEO”) and all executive officers as a group.

Management Compensation Program

Compensation of the Company’s executive officers in the year ended December 31, 2004 (as reflected in the tables that follow with respect to the Named Executive Officers) consisted of the following elements: base salary and the opportunity for an annual incentive bonus and stock option grants under the Company’s stock option plans. Total annual cash compensation for each executive officer varies each year based on the Company’s achievement of its annual objectives and the individual’s performance. Stock options to purchase 25,000 shares were granted to each of John Collins, James Dore, Sampo Kaasila and Costas Kitsos, and options to purchase 160,000 shares were granted to Anna Chagnon, under the 1997 and 2000 Stock Plans during 2004. In addition, stock options that were previously granted to certain executive officers and employees under the 1994 Stock Plan, the 1996 Stock Plan, the 1997 Stock Plan and the 2000 Stock Plan continue to be outstanding and unexercised. The potential value of previously granted long-term stock options varies based upon the fair market value of the Company’s stock.

With respect to determining the base salary of each of the executive officers, the Compensation Committee takes into consideration a variety of factors, including the executive’s level of responsibility and individual performance, the salaries of similar positions in comparable companies and the financial and operational performance of the Company in relation to its objectives and its competitive standing. The Company reviews the results of various industry salary surveys to ensure its understanding of competitive compensation levels and practices in the marketplace. From time to time, the Compensation Committee utilizes the services of a recognized, independent external consulting firm to determine marketplace compensation values and practices, and to assess the reasonableness of the overall compensation program.

The Company’s annual incentive bonus to its executive officers (including the Named Executive Officers) is based on the achievement of objective, financial and operational performance targets and the discretion of the Compensation Committee. These targets may include sales volume, net operating income, accomplishment of certain strategic business initiatives and other performance objectives as may be determined annually. In determining individual incentive bonus awards, the accountability of executive officers and their individual contributions towards the attainment of these objectives are considered. In determining awards for the most recent performance year, the Compensation Committee placed considerable emphasis on sales growth, progress towards achievement of earnings objectives, new product development, and management of corporate expenses and cash and cash equivalents on hand. The calculation of the Company’s financial and operational performance with respect to the determination of these incentive bonus awards, if any, is made as soon as is practicable after the completion of the Company’s fiscal year.

In addition to cash compensation, the Compensation Committee and the Board believe that providing executive officers with stock ownership opportunities aligns the interests of the executives with other stockholders and encourages the executives’ long-term retention in the Company. The long-term incentive element of the Company’s management compensation program is therefore in the form of stock option grants. On February 13, 2004, the Board awarded Incentive Stock Options (“ISOs”) to purchase 100,000 Class A Shares to Anna Chagnon and on August 2, 2004, the Board awarded ISOs to purchase 25,000 Class A Shares to each of John Collins, James Dore, Sampo Kaasila and Costas Kitsos, and non-qualified options to purchase 60,000 shares to Anna Chagnon, under the 1997 and 2000 Stock Plans. Such options have an exercise price equal to the fair market value of the Class A Common Stock of the Company on the date of grant, are exercisable for ten years and vest in one-third increments on each of the first, second and third anniversaries of the date of the grant.

The 1994 Stock Plan, 1996 Stock Plan, 1997 Stock Plan and 2000 Stock Plan are intended to create opportunities for executive officers and other key employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders. In addition, the vesting provisions of such awards (which limit the exercisability of such options for certain periods of time) encourage the continued service and stability of the management team.

Chief Executive Officer Compensation

Anna M. Chagnon has served as Chief Executive Officer of the Company since October 2003. She has also served as President of the Company since June 2000 and as General Counsel since July 1997. Ms. Chagnon is eligible to participate in the same executive compensation programs in which other executive-level employees of the Company participate. Her total annual compensation for 2004 (including compensation derived from salary and annual incentive bonus) was determined by the Compensation Committee in consideration of the same performance criteria used to establish pay levels for all other executive-level employees. In particular, Ms. Chagnon’s salary upon being promoted to Chief Executive Officer in 2003 was set at the rate of $230,000 per annum in recognition of her promotion and the Board’s overall satisfaction with her performance and contributions. The Compensation Committee has determined that Ms. Chagnon’s salary is below the median salary of Chief Executive Officers in a selected group of comparable companies. On February 13, 2004, the Board awarded incentive stock options (“ISOs”) to purchase, up to 100,000 Class A Shares to Ms. Chagnon in consideration of her promotion to Chief Executive Officer. On August 2, 2004, the Board awarded non-qualified stock options to purchase 60,000 Class A Shares to Ms. Chagnon, in recognition of her performance at that point during the year. Such options have an exercise price of $1.59 per share which was equal to the fair market value of the Class A Common Stock of the Company on the date of grant, are exercisable for ten years from the date of grant and vest in one-third increments on each of the first, second and third anniversaries of the date of the grant.

Respectfully submitted,

COMPENSATION COMMITTEE

George B. Beitzel

Amos Kaminski

David G. Lubrano

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information concerning compensation during the year ended December 31, 2004 by the Company to its Chief Executive Officer (the “CEO”), and the four most highly compensated executive officers other than the CEO who were serving as executive officers on December 31, 2004, whose aggregate salary and bonus exceeded $100,000 for the year ended December 31, 2004, (together, the “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Awards		All Other Compensation ($)(3)
		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options/ Warrants(#)(2)
Anna M. Chagnon (4) President, Chief Executive Officer, and General Counsel	2004 2003 2002	230,000 186,731 174,808	90,000 — 100,000	— — —	160,000 — —	(5)	3,075 3,000 2,622

Costas Kitsos Vice President of Engineering	2004 2003 2002	155,000 155,000 150,529	42,500 — 60,000	— — —	25,000 — —	(6)	2,325 3,000 2,258

John S. Collins Vice President and Chief Technology Officer	2004 2003 2002	127,077 140,000 135,962	42,500 — 50,000	— — —	25,000 — —	(6)	1,906 2,850 2,789	(7) (8) (9)

Sampo Kaasila Vice President of Research and Development	2004 2003 2002	140,000 140,000 135,962	40,000 — 60,000	— — —	25,000 — —	(6)	2,100 3,000 2,039

James P. Dore (10) Vice President and Chief Financial Officer	2004 2003 2002	138,846 126,154 N/A	45,000 — N/A	— — N/A	25,000 50,000 N/A	(6) (11)	2,083 2,192 N/A

(1)	Bonus amounts for 2004 were paid in February 2005. The Company’s Compensation Committee did not approve bonuses to any named executives for 2003. Bonus amounts for 2002 were paid in February 2003 and include bonus amounts accrued for 2001, and the payment of compensation voluntarily waived during 2001 and 2002 by Named Executive Officers during 2001 and 2002.
(2)	The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during the years ended December 31, 2004, December 31, 2003 and December 31, 2002.
(3)	Represents matching contributions by the Company for the account of the Named Executive Officer under the Company’s 401(k) Plan unless otherwise noted.
(4)	In October 2003, Ms. Anna M. Chagnon was appointed Chief Executive Officer of the Company, succeeding Mr. Charles Ying, who continues to serve as the Chairman of the Company’s Board of Directors.
(5)	Represents options to purchase 100,000 Class A Common Stock with an exercise price of $3.00 per share, which was the fair market value of the shares on the date of grant (February 12, 2004). These options expire on February 12, 2014 and vest in installments of 33,333 shares, 33,333 shares and 33,334 shares, respectively, on the first, second and third anniversaries of the date of the grant; and options to purchase 60,000 Class A Common Stock with an exercise price of $1.59 per share, which was the fair market value of the shares on the date of grant (August 2, 2004). These options expire on August 2, 2014 and vest in installments of 20,000 shares each on the first, second and third anniversaries of the date of the grant.

(6)	Represents options to purchase 25,000 Class A Common Stock with an exercise price of $1.59 per share, which was the fair market value of the shares on the date of grant (August 2, 2004). These options expire on August 2, 2014 and vest in installments of 8,333 shares, 8,333 shares and 8,334 shares, respectively, on the first, second and third anniversaries of the date of the grant.
(7)	Represents $1,906 in matching contributions by the Company for the account of Mr. Collins under the Company 401(k) Plan. Does not include $25,500 in compensation attributable to the exercise of 30,000 options during 2004 calculated at the number of shares exercised times the fair market value per share ($1.75) on the date of exercise (August 31, 2004) less the exercise price ($0.90).
(8)	Represents $2,850 in matching contributions by the Company for the account of Mr. Collins under the Company 401(k) Plan. Does not include $76,250 in compensation attributable to the exercise of 25,000 options during 2003 calculated at the number of shares exercised times the fair market value per share ($3.95) on the date of exercise (August 13, 2003) less the exercise price ($0.90).
(9)	Represents $2,789 in matching contributions by the Company for the account of Mr. Collins under the Company 401(k) Plan. Does not include $31,500 in compensation attributable to the exercise of 35,000 options during 2002 calculated at the number of shares exercised times the fair market value per share ($2.23) on the date of exercise (August 8, 2002) less the exercise price ($0.90).
(10)	Mr. Dore was promoted from Corporate Controller to Vice President and Chief Financial Officer effective March 2003. His salary for the full year is disclosed.
(11)	Represents options to purchase 50,000 shares of Class A Common Stock with an exercise price of $1.79 per share, which was the fair market value of the shares on the date of grant (February 13, 2003). These options expire on February 13, 2013 and vest in installments of 16,666 shares, 16,667 shares and 16,667 shares, respectively, on the first, second and third anniversaries of the date of the grant.

All of the Company’s Named Executive Officers are employed on an at-will basis and none of the Named Executive Officers is a party to any employment agreement with the Company. Each of the executive officers may also receive discretionary bonuses as may be determined by the Compensation Committee.

Option Grants in Last Fiscal Year

The following table shows all options granted to each of the Named Executive Officers of the Company during the year ended December 31, 2004 and the potential value of stock price appreciation rates, of 5% and 10%, respectively, over the ten year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission and are not intended to forecast possible future actual appreciation, if any, in the Company’s stock prices. The Company did not use an alternative present value formula permitted by the Securities and Exchange Commission because the Company is not aware of any such formula that can determine with reasonable accuracy the present value based on future unknown or volatile factors.

Name	Individual Grants		% of Total Options Granted to Employees in Fiscal Year	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)			Exercise or Base Price ($/Sh)	Exp. Date	5%($)(1)	10%($)(1)
Anna M. Chagnon	100,000	(2)	28.21%	$3.00	2/12/2014	$188,668	$478,123
Anna M. Chagnon	60,000	(3)	16.93%	$1.59	8/02/2014	$59,997	$152,043
Costas Kitsos	25,000	(4)	7.05%	$1.59	8/02/2014	$24,999	$63,351
John S. Collins	25,000	(4)	7.05%	$1.59	8/02/2014	$24,999	$63,351
Sampo Kaasila	25,000	(4)	7.05%	$1.59	8/02/2014	$24,999	$63,351
James P. Dore	25,000	(4)(5)	7.05%	$1.59	8/02/2014	$24,999	$63,351

(1)

Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, are dependent on the performance of the Class A Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved.

(2)	Represents options to purchase 100,000 shares of Class A Common Stock at an exercise price of $3.00 per share, which was the fair market value of the shares on the date of grant (February 12, 2004). These options expire on February 12, 2014 and vest in installments of 33,333 shares, 33,333 shares and 33,334 shares, respectively, on the first, second and third anniversaries of the date of the grant.
(3)	Represents options to purchase 60,000 shares of Class A Common Stock at an exercise price of $1.59 per share, which was the fair market value of the shares on the date of grant (August 2, 2004). These options expire on August 2, 2014 and vest in installments of 20,000 shares each on the first, second and third anniversaries of the date of the grant.
(4)	Represents options to purchase 25,000 shares of Class A Common Stock at an exercise price of $1.59 per share, which was the fair market value of the shares on the date of grant (August 2, 2004). These options expire on August 2, 2014 and vest in installments of 8,333 shares, 8,333 shares and 8,334 shares, respectively, on the first, second and third anniversaries of the date of the grant.
(5)	Does not include options to purchase 30,000 shares of Class A Common Stock at an exercise price of $2.34 per share, which was the fair market value of the shares on the date of grant (February 7, 2005). These options expire on February 7, 2015 and vest in equal installments of 10,000 shares on each of the first, second and third anniversaries of the date of the grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the exercise of options by the Named Executive Officers during the year ended December 31, 2004 and unexercised options held as of the end of that year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Anna M. Chagnon	—	—	241,500	160,000	$161,708	$63,600
John S. Collins	40,000	25,500	60,000	25,000	$6,188	$26,500
James P. Dore	—	—	31,000	58,334	$17,510	$55,167
Sampo Kaasila	—	—	145,000	25,000	$121,475	$26,500
Costas Kitsos	—	—	130,000	25,000	$76,558	$26,500

(1)	The “value realized” represents the total value of gains on the date of exercise based on the actual sale prices or on the closing price that day if the shares were not sold that day, in each case less the exercise price of the stock options, without deducting taxes or commissions paid by employee.
(2)	Value of unexercised options equals fair market value of the shares underlying in-the-money options at December 31, 2004 ($2.65 per share), which was the last trading day of the Company’s fiscal year, less the exercise price, times the number of options outstanding.

Subsidiary Option Grants to Directors and Named Executive Officers

Pageflex, Inc. Option Grants

No Options to purchase the common stock of Pageflex, Inc. were granted to any of the Directors or Named Executive Officers of the Company during the year ended December 31, 2004.

MyFonts.com, Inc. Option Grants

No Options to purchase the common stock of MyFonts.com, Inc. were granted to any of the Directors or Named Executive Officers of the Company during the year ended December 31, 2004.

EXECUTIVE AGREEMENTS

All of the Company’s Named Executive Officers are employed on an at-will basis and none of the Named Executive Officers is a party to any employment agreement with the Company. Each of the executive officers may also receive discretionary bonuses as may be determined by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2004, Messrs. Beitzel, Kaminski, and Lubrano fulfilled all functions of the Compensation Committee with regard to determining compensation of executive officers of the Company. In addition, Michael Lang served on the Committee until his resignation from the Board of Directors on February 16, 2004.

STOCK PERFORMANCE GRAPH

The line graph below compares the cumulative total returns of the Company’s Class A Common Stock, the Total Return Index for the Nasdaq Stock Market (US), and the Nasdaq Computer & Data Processing Services Stock Index over a five-year period. It assumes $100 was invested on December 31, 1999, with dividends reinvested. The closing sales price of the Company’s Class A Common Stock on December 31, 2004 was $2.65.

BITSTREAM INC

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
BITSTREAM INC.	100.00	48.82	130.67	32.00	58.48	50.29
NASDAQ STOCK MARKET (U.S.)	100.00	72.62	50.23	29.12	44.24	47.16
NASDAQ COMPUTER & DATA PROCESSING	100.00	51.77	37.44	26.67	37.90	42.79

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information as of April 15, 2005, with respect to the Class A Common Stock of the Company owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by each stockholder known to the Company to own beneficially more than 5% of the Company’s Class A Common Stock, by each director, by the executive officers named in the Summary Compensation Table included elsewhere herein, and by all directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Class A Common Stock of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of April 15, 2005. As used herein “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

Name and Address(2)	Number (1)	Percent of Common Stock (1)
Principal Stockholders
Gruber & McBaine Capital Management LLC	1,104,650	12.79%
50 Osgood Place
San Francisco, CA 94133

Directors and Executive Officers
Charles Ying (3)	595,291	6.53%
David G. Lubrano (4)	420,688	4.72%
94 Otis Street, Hingham, Massachusetts 02043
George B. Beitzel (5)	403,365	4.53%
29 King Street, Chappaqua, New York 10514
Amos Kaminski (6)	392,333	4.40%
c/o Interfid Ltd., 150 E. 58th Street, 27th Floor
New York, New York 10155-2798
Anna M. Chagnon (7)	279,233	3.13%
Sampo Kaasila (8)	164,000	1.87%
Costas Kitsos (9)	130,000	1.48%
John S. Collins (10)	110,718	1.27%
James P. Dore (11)	47,667	*
All directors and executive officers as a group (9 persons) (3)(4)(5)(6)(7)(8)(9)(10)(11)	2,543,295	24.06%

*	Less than one percent
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The information presented with respect to the Principal Stockholders is based on reports of beneficial ownership on Schedules 13D and 13G delivered to the Company pursuant to the Exchange Act and such other information as may have been provided to the Company by any such Principal Stockholder. In accordance with the rules of the Securities and Exchange Commission, Class A Common Stock subject to stock options or warrants which are currently exercisable or which become exercisable within 60 days after April 15, 2005, are deemed outstanding for computing the share ownership and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Unless otherwise indicated, the address of the officer listed is: c/o Bitstream Inc., 245 First Street, 17th Floor, Cambridge, MA 02142.
(3)	Includes 470,000 shares issuable to Mr. Ying upon the exercise of options.
(4)	Includes 20,000 shares and 247,333 shares issuable to Mr. Lubrano upon the exercise of warrants and options, respectively.
(5)	Includes 20,000 shares and 247,333 shares issuable to Mr. Beitzel upon the exercise of warrants and options, respectively.
(6)	Includes 20,000 shares and 227,333 shares issuable to Mr. Kaminski upon the exercise of warrants and options, respectively, and 20,000 shares held of record by Interfid Ltd. of which Mr. Kaminski is President and a director and, therefore, Mr. Kaminski may be deemed a beneficial owner of such shares.
(7)	Includes 270,333 shares issuable to Ms. Chagnon upon the exercise of options. Also includes 4,500 shares issuable upon the exercise of options held of record by Michael Chagnon, an employee of the Company and Ms. Chagnon’s spouse, and, therefore, Ms. Chagnon may be deemed a beneficial owner of such shares and 4,400 shares held by Ms. Chagnon and her husband as joint tenants.
(8)	Includes 145,000 shares issuable to Mr. Kaasila upon the exercise of options and 19,000 shares held by Mr. Kaasila and his wife as joint tenants.
(9)	Includes 130,000 shares issuable to Mr. Kitsos upon the exercise of options.
(10)	Includes 60,000 shares issuable to Mr. Collins upon the exercise of options, and 50,718 shares held by Mr. Collins and his wife as joint tenants
(11)	Includes 47,667 shares issuable to Mr. Dore upon the exercise of options.

The Company is not aware of any arrangements including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of security holders intended to be presented at the next Annual Meeting of Stockholders of the Company to be held during 2006, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by the Company at its principal executive office in Cambridge, Massachusetts before December 29, 2005 for inclusion in the Company’s proxy and proxy statement relating to said meeting. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission. For non-Rule 14a-8 proposals, the Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Secretary of the Company at its principal executive office not earlier than 45 days before the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders (if such proxy materials were mailed) and 60 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, nor later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a security holder fails to notify the Company, pursuant to the requirements of the advance notice provisions of the By-laws, of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company’s next Annual Meeting of Stockholders of the Company to be held during 2006, the proxy solicited by the Board with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

ANNUAL REPORT AND FORM 10-K

The Company’s Annual Report to Stockholders, including financial statements, for the year ended December 31, 2004 is being furnished to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report to Stockholders does not, however, constitute a part of the proxy soliciting material.

The Annual Report of the Company filed with the Securities and Exchange Commission on Form 10-K, which includes consolidated financial statements for the Company and its subsidiaries, is available to stockholders without charge upon written request to the President and General Counsel of the Company at 245 First Street, 17th Floor, Cambridge, Massachusetts 02142.

OTHER MATTERS

As of the date of this Proxy Statement, the management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting of Stockholders and Proxy Statement which may come before the Meeting. Should any other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment on such matters.

BITSTREAM INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE

ZBTM31

#BTM

☒	Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

1. Election of Directors		2. In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting or any postponement or adjournment thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:	(01) George B. Beitzel, (02) Anna M. Chagnon, (03) Amos Kaminski, (04) David G. Lubrano and (05) Charles Ying FOR ☐ ☐ WITHHELD
☐	For all nominees except as noted above

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:                                                  Date:                                     Signature:                                                  Date:

Dear Stockholder:

Please take note of the important information enclosed with this proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Bitstream Inc.

DETACH HERE

BITSTREAM INC.

245 First Street, 17th Floor

Cambridge, Massachusetts 02142-1200

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Charles Ying and Anna Chagnon, or either of them, proxies of the undersigned with full power of substitution, to vote all shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”) of Bitstream Inc. (the “Company”) held of record by the undersigned on April 15, 2005, at the Company’s Annual Meeting of Stockholders to be held May 31, 2005 and at any adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE